THE SYMBOL "[****]" DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

TECHNOLOGY PARTNERSHIP AND AUTHORIZED RESELLER LICENSING AGREEMENT

Reseller (Name and Address):	Agreement No.:	2020-044
ECS Federal, LLC		
2750 Prosperity Avenue, Suite 600, Fairfax, VA 22031	Effective Date:	March 6, 2020
Fairfax, VA 22031		

This Technology Partnership and Authorized Reseller Licensing Agreement (this "**Agreement**") is made and entered into as of the Effective Date above by and between **Cipherloc Corporation** with offices at **2107 Wilson Boulevard, Suite 530, Arlington, VA 22201** ("**Cipherloc**") and the authorized reseller whose name and address are set forth above ("**Reseller**"). Cipherloc and Reseller may be individually referred to herein as a "**Party**" or collectively as the "**Parties**".

1. Definitions.

1.1 "**Cipherloc Products**" means Cipherloc's proprietary polymorphic encryption engine described on **Exhibit A** attached hereto and included as part of the Licensed Products pursuant to the terms and conditions in this Agreement, including any related Documentation and all routine updates, releases, error corrections and bug fixes that Cipherloc may make available from time to time in its discretion.

1.2 "**Documentation**" means Cipherloc's standard specifications, guides and manuals generally made available to its licensees that describe the use and operation of the Cipherloc Products.

1.3 "**Licensed Products**" means the Cipherloc Products as integrated or combined solely with the Reseller Products.

1.4 "**Reseller-Customer**" means any person, firm or enterprise to whom Reseller offers for sale, provides or otherwise arranges to make available the Licensed Products.

1.5 "**Reseller Products**" means Reseller's software, products, technologies and platforms identified on **Exhibit B**.

2. License Grant and Appointment of Reseller; Restrictions.

2.1 Subject to the terms and conditions of this Agreement, Cipherloc shall grant to Reseller a non-exclusive, nontransferable, limited and revocable license in the United States to (a) use, store and reproduce the Cipherloc Products solely for Reseller's internal research and development purposes, including integration work with Reseller Products, development of new products, testing, support and demonstrations, (b) integrate, combine and incorporate the Cipherloc Products in or with the Reseller Products, subject to and in accordance with all of the design, development, functional, operating parameters, criteria, specifications and other requirements to be mutually agreed upon by the Parties ("**Specifications**"), solely for purposes of developing, licensing, selling, distributing, marketing and promoting the Licensed Products ("Managed Service"). Reseller may sell its Managed Service through an affiliate to a Reseller-Customer, provided that Reseller shall remain responsible for compliance by its affiliate with the terms of this Agreement, as applicable. "Affiliate" means any entity that is controlled by or is under common control with Reseller, and (c) use, reproduce and distribute the Cipherloc Products solely in or as part of the Licensed Products and not on a standalone basis.

2.2 Cipherloc hereby appoints Reseller as its non-exclusive authorized representative within the United States, for the marketing, promotion, distribution and re-sale of the Licensed Products to Reseller-Customers located in the United States, solely for such Reseller-Customers' use in connection with their internal business operations within the United States and not for further resale or as a consolidator, aggregator or provider of the same to any other third party. Cipherloc may announce appointment of reseller and use of reseller trademark as approved in press releases and regulatory filings as appropriate.

2.3 In the event that Reseller desires Cipherloc to design, develop and make available certain customizations, modifications or other revisions to the Licensed Products (or parts thereof) (collectively,

"**Customizations**"), the Parties may enter into statements of work (each a "**Statement of Work**") which shall be effective and incorporated into this Agreement when mutually agreed upon and duly executed by the Parties. Each Statement of Work shall be numbered and dated for identification and shall include: (a) a description of the Customizations to be provided, (b) the applicable Specifications, (c) the amounts payable by Reseller in respect of such Customizations, whether fixed price, time and materials or any combination thereof and (d) any additional information, terms and conditions the Parties may mutually agree to include.

2.4 Prior to entering into any agreement with a Reseller-Customer regarding any use of the Licensed Products ("**Reseller License Agreement**"), Reseller shall submit to Cipherloc for its written approval in its sole discretion a written summary of the material terms of such proposed Reseller License Agreement, which shall include the following minimum information (the "**Reseller-Customer Term Sheet**"): (a) the name and contact information of Reseller-Customer (including address, phone number and email address), (b) a description of the Licensed Products to be ordered by Reseller-Customer, including any support services and customizations related thereto, (c) a description of the software, hardware and/or products, if any, to be used by Reseller-Customer in conjunction or combination with the Licensed Products, (d) if applicable, the number of user accounts or "seats" for the Licensed Products that Reseller-Customer is authorized to create, (e) the total consideration payable by Reseller-Customer inconnection with the sale, use, access to and license of theLicensed Products and (e) the region or territory in which the Licensed Products will be deployed or otherwise used. Upon Cipherloc's approval of the Reseller-Customer Term Sheet, the parties shall mutually execute the Reseller-Customer Term Sheet which shall be incorporated herein by reference. Reseller shall then be permitted to enter into the Reseller License Agreement, provided that such agreement contains all of the terms set forth in the Reseller-Customer Term Sheet and approved by Cipherloc. Any deviation from terms of the Reseller-Customer Term Sheet shall be resubmitted to Cipherloc for its prior written approval. Reseller acknowledges and agrees that the terms of the Reseller License Agreement shall not conflict with the terms of this Agreement and such terms, at minimum, shall include restrictions, disclaimers and obligations necessary to give effect to the intent to the restrictions set forth herein, including restrictions set forth in Sections 2.3 and 2.5 below.

2.5 Reseller shall not have any right or power to bind Cipherloc to any obligation or commitment. Reseller shall not sell or offer for sale the Licensed Products as partof a package or bundle with other software or otherproducts or services, except as expressly agreed to in a mutually executed Reseller-Customer Term Sheet . In the event Reseller or Reseller-Customer terminates the relevant Reseller License Agreement, or if Reseller reasonably believes Reseller-Customer will breach the relevant Reseller License Agreement, Reseller shall promptly notify Cipherloc of such termination or actual or anticipated breach.

2.6 Reseller is not permitted to market, offer, make available, provide or arrange to provide the Licensed Products, directly or indirectly, to re-marketers, other value-added resellers or any other party for re-sale, distribution, use or any other purpose other than use by Reseller-Customers as specifically permitted herein. Reseller acknowledges and agrees that the rights and obligations of the Parties under this Agreement shall be non-exclusive, and Cipherloc shall have the right, directly or through others, to market, offer, provide and make available the Cipherloc Products, solicit and engage in any business and enter into any agreements with any other party, without restriction, liability or accountability to Reseller.

2.7 Except as expressly set forth herein, Resellershall not: (a) create or attempt to create by reverse engineering, disassembly, decompilation or otherwise,the source code, internal structure, or organization of the Cipherloc Products, or any component thereof, from any object code or information that may be made available toReseller, or aid, abet or permit others to do so, (b) export,re-export, or release, directly or indirectly, any of the Licensed Products to any location, jurisdiction, or Personoutside the United States, (c) remove any identification ornotices of any proprietary or copyright restrictions from the Cipherloc Products or any other related materialsprovided by Cipherloc hereunder, (d) reproduce the software components of the Cipherloc Products, develop any derivative works of the Cipherloc Products or includeany portion of the Cipherloc Products in any other software applications, hardware, products or services, in each case, other than as permitted herein, (e) copy Documentation or other materials provided by Cipherloc to Reseller hereunder, or print copies of anyDocumentation provided in electronic, digital or other form without Cipherloc's express written permission

and/or (f) provide use of or access to the Licensed Products in a computer service bureau business, rental or commercial timesharing arrangement for itself or on behalf of any third party.

3. **Delivery, Installation and Technical Support.**

3.1 Upon execution of the Reseller License Agreement and Cipherloc's receipt of the Cipherloc Fees (as hereafter defined), Cipherloc shall deliver to Reseller by electronic download the Cipherloc Products.

3.2 As between the Parties, Reseller shall, at its own expense, be solely responsible for any technical support provided to, and all direct contact with, its Reseller-Customers in connection with their access to and use of the Licensed Products. To the extent Reseller is unable to resolve an Reseller-Customer's technical or support problem with the Licensed Products due to information or materials related to the Cipherloc Products which are known or available to Cipherloc and not Reseller, Cipherloc may provide reasonable assistance to Reseller and use reasonable efforts to attempt to resolve the problem.

3.3 Reseller shall promptly provide Cipherloc with details of: (a) any Reseller-Customer complaint relating to the Licensed Products that cannot be resolved by Reseller within 48 hours and (b) such other periodic reports and requested information relating to Reseller's relationship with Reseller-Customers in connection with their use of the Licensed Products, as may reasonably be requested by Cipherloc.

3.4 Cipherloc shall not be responsible for the Licensed Products or other problems, failures or delays due to: (a) any of the Reseller Products, (b) Cipherloc's compliance with specific requests of Reseller or any Customizations, (c) defects in the Reseller Products or any materials, services or information provided by Reseller or any other party, (d) failures or delays by Reseller or any other party to provide necessary instructions, approvals or other necessary information and (e) causes beyond Cipherloc's control.

4. **Prices and Fees.**

4.1 In consideration of the rights granted to Reseller under this Agreement, Reseller agrees to pay to Cipherloc, no later than 45 days following receipt by Cipherloc of the applicable Monthly Report described herein, the fees set forth on **Exhibit A** attached hereto (the "**Cipherloc Fees**"). During each calendar month of the Term, Reseller shall submit monthly reports to Cipherloc which include for each Reseller-Customer a detailed statement of the type and quantities of the Licensed Products distributed by Reseller and the total fees charged by Reseller during such calendar month ("**Monthly Reports**"). The Monthly Reports shall be sent within 15 days after the end of each calendar month. Amounts paid under this Agreement are non-refundable except as expressly agreed to in writing by Cipherloc in its sole discretion.

4.2 Reseller shall bear and be responsible for the payment of all taxes in the United States associated with the promotion, re-sale and distribution of any of the Licensed Product as well as upon any support, maintenance or other services provided by Reseller to Reseller-Customers (other than taxes based on Cipherloc's net income) together with any fees, duties, or other amounts, however designated, including value added and withholding taxes which are levied or based upon such charges, or upon this Agreement. If any tax for which Reseller is responsible hereunder is paid by Cipherloc, Reseller will reimburse Cipherloc upon Cipherloc's request therefor.

4.3 If Reseller shall be required by law to deduct or withhold any taxes from any amount payable hereunder, then the amount payable hereunder shall be increased so that after making all required deductions and/or withholdings (including deductions and withholdings applicable to any additional amounts payable under this Section 4.2) Cipherloc receives an amount equal to the amount it would have received had no such deductions or withholdings been made and Reseller shall provide Cipherloc copies of tax receipts evidencing payment of such taxes.

4.4 Cipherloc will have no obligation to deliver the Cipherloc Products when any amount required to be paid by Reseller remains unpaid without justification beyond the date such amount is due.

5. **Promotion of the Licensed Products.**

5.1 Reseller shall, at its sole cost and expense, use its best efforts to promote and market the Licensed Products solely within the United States, subject to Cipherloc's right to approve, in its sole and absolute discretion in each instance, specific materials and descriptions bearing references to Cipherloc and the Cipherloc Products. Cipherloc agrees to provide reasonable consultation and guidance to Reseller to assist in such efforts, subject to

cost and its practices applicable to its relationships with its other authorized resellers generally.

5.2 During the Term, Cipherloc hereby grants to Reseller a nonexclusive, nontransferable, non-sublicensable right and license to use its name and any service marks, trademarks and logos (the "**Marks**") solely in connection with the re-sale, marketing and promotion of the Licensed Products as contemplated hereunder. Use of the Marks shall be subject to the prior written approval of Cipherloc, which such approval shall be granted in its sole and absolute discretion, as well as any usage guidelines provided to Reseller by Cipherloc from time to time and in order to protect its interests and goodwill, Cipherloc reserves the unconditional right, in its sole and absolute discretion, to revoke and cancel the foregoing right and license to use such Marks, at any time on notice to Reseller. All use of the Marks by Reseller shall inure to the benefit of Cipherloc and Reseller shall obtain no right, title or interest in or to the Marks. Reseller agrees not to take any action or engage, participate or otherwisebecome involved in any activity or course of action that infringes upon, violates or otherwise dilutes or tarnishes the Marks or the image or reputation of Cipherloc or the Cipherloc Products.

6. Limitation of Warranty. RESELLER ACKNOWLEDGES AND AGREES THAT THE CIPHERLOC PRODUCTS ARE BEING PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. RESELLER SHALL NOT MAKE, DIRECTLY OR INDIRECTLY, EXPRESSLY OR IMPLICITLY, ANY GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND IN CONNECTION WITH THE CIPHERLOC PRODUCTS OR CIPHERLOC AND SHALL, IN ITS AGREEMENTS AND UNDERSTANDINGS WITH RESELLER-CUSTOMERS PROVIDE SUCH LEGAL DISCLAIMERS, EXCLUSIONS AND LIMITATIONS AS ARE NECESSARY TO GIVE EFFECT TO THE INTENT OF THE FOREGOING. NOTWITHSTANDING ANYTHING STATED IN THIS SECTION, CIPHERLOC WARRANTS THAT THE PRODUCTS SHALL OPERATE IN MATERIAL CONFORMITY WITH THE PRODUCT DOCUMENTATION.

7. Proprietary Rights and Confidential Information.

7.1 Reseller acknowledges and agrees that except for the limited right and license granted to Reseller under this Agreement and subject to the restrictions contained herein, Cipherloc owns and retains all right, title and interest in and to the Cipherloc Products and any Customizations made in connection therewith, and nothing shall or shall be construed to restrict, impair, transfer, convey or otherwise alter or deprive Cipherloc of any of its rights or proprietary interests in and to the Cipherloc Products, any such Customizations, any Marks or other property, information, processes, methodologies, products and materials, tangible or intangible, derived from the Cipherloc Products. Cipherloc has the sole right to obtain, hold and renew in its own name and for its own benefit, all patents, copyrights, registrations and other similar protection in connection with the foregoing and Reseller hereby agrees to assign, transfer and convey to Cipherloc all right, title and interest therein and will cooperate with Cipherloc and execute all documents necessary to enable Cipherloc to perfect, preserve, register and record its rights.

7.2 Each party ("Receiving Party") agrees to regard and preserve as confidential all information related to the business and activities of the other party ("Disclosing Party"), its customers, clients, suppliers and other entities with it does business that may be obtained from any source or may be developed as a result of this Agreement, including the terms and conditions of this Agreement, the non-public product, service, technical, marketing, business, financial, or other information, proprietary code, data, programming, transactional processes and data, support and maintenance information, APIs, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research, development, new products, marketing, selling, and operations, strategic plans, business targets and objectives, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and Reseller-Customers (collectively, "**Confidential Information**"). Receiving Party agrees to hold such Confidential Information in confidence and shall not, except as required to fulfill its obligations under this

Agreement, use (directly or indirectly) any such Confidential Information for its own benefit. Receiving Party shall not disclose Confidential Information to any person, firm or enterprise, unless authorized by Disclosing Party in writing, and even then, agrees to limit access to and disclosure of such Confidential Information to employees bound by written obligations of confidentiality no less restrictive than set forth herein on a "need to know" basis. Information shall not be Confidential Information if it is: (a) already known free of restriction at the time it is obtained, (b) subsequently learned from an independent third party free of restriction and without breach of this Agreement or (c) is or becomes publicly available through no wrongful act of the Receiving Party.

7.3 Receiving Party shall, in advance, by agreement, instruction or otherwise, ensure that each individual who obtains or is in a position to obtain Confidential Information understands and has agreed in writing to comply with obligations of confidentiality no less restrictive than set forth in this Agreement.

7.4 Receiving Party agrees that money damages will be impossible to calculate and will not adequately compensate Disclosing Party in connection with an actual or threatened breach of any provision of this section of the Agreement. Accordingly, Disclosing Party shall be entitled to seek an injunction or other equitable relief to enforce the due and proper performance and observance of any provision hereof; provided, however, that nothing herein shall be construed to prevent or prohibit Disclosing Party from seeking or pursuing any other available remedy at law or equity, including the recovery of money damages.

7.5 Receiving Party agrees that upon termination of this Agreement for any reason or upon the request of Disclosing Party at any time, Receiving Party will immediately return to Disclosing Party (or destroy, upon Disclosing Party's request) any and all Confidential Information under Receiving Party's control or in its possession, and at Disclosing Party's request will certify in writing that all such Confidential Information has been returned or destroyed and will not at any time thereafter use, copy, reproduce, transmit or furnish to another, any such Confidential Information.

8. **Restrictive Covenant**. During the term of this Agreement (the "**Restricted Period**"), Reseller shall not: (a) resell any polymorphic encryption products that are substantially similar or equivalent, in form, function or utility to the Cipherloc Products; and/or (b) solicit or induce, or attempt to solicit or induce, or recommend to any other party, that any employee, authorized reseller of Cipherloc, or supplier of Cipherloc terminate, alter or lessen that person's affiliation with Cipherloc or violate or modify the terms of any agreement with Cipherloc forthe purpose of engaging in any polymorphic encryption business or activity which is or is likely to compete with the polymorphic encryption business or activities of Cipherloc.

9. **Representations and Warranties of Reseller**. Reseller represents and warrants to Cipherloc that: (a) it has the right to enter into this Agreement and perform its obligations and that such performance is not in conflict with any of Reseller's other obligations, (b) it will conduct its business in accordance with good business judgment, (c) it is in compliance with all laws and regulations applicable to the operation of its business and the performance of its obligations within the United States, (d) it will perform its obligations and provide services and materials (whether to Reseller-Customers orto Cipherloc) in a professional and workmanlike manner,using qualified personnel and (e) none of the Reseller Products or any other products, services or materialsfurnished or created by Reseller in conjunction with the Cipherloc Products or otherwise do or will violate or infringe the rights of any other party or contravene any applicable laws or regulations.

10. **Audit Rights**. Reseller will maintain complete and accurate books and records of all re-sale, support and maintenance and other activities related to the Licensed Products and Reseller's activities under this Agreement, and will preserve such books records for a period of not less than three years following the termination of this Agreement. During the Term and for a period of three years thereafter, Cipherloc shall have the right, during normal business hours and on reasonable notice so as not to disrupt Reseller's normal business operations, to audit or have its external auditors audit such books and records and make copies thereof to ensure Reseller's compliance with its obligations hereunder, including the accuracy of the Cipherloc Fees. In the event any such audit reveals an undisputed shortfall in the amount of charges and Cipherloc Fees due to Cipherloc hereunder, Reseller will pay the difference (required payment minus actual payment) to Cipherloc together with interest thereon accruing from the actual due date at a rate of one and one-half percent (1.5%) per month or the highest rate allowed

by law, whichever is less. Cypherloc shall invoice Reseller for the difference in accordance with the invoicing terms hereunder.

11. Term and Termination.

11.1 This Agreement shall commence on the Effective Date and shall continue for a period of one year thereafter unless earlier terminated in accordance with the terms and conditions set forth herein. Thereafter, this Agreement shall automatically renew for subsequent one-year periods unless either party provides notice to the other of its intent not to renew this Agreement at least 30 days before the Agreement's expiration. The term of this Agreement shall automatically extend under this section to cover any outstanding Reseller-Customer Term Sheets hereunder. Termination of this Agreement at any time shall not affect any rights, obligations or interests of either Party arising prior to the effective date of termination and which, to give effect to their meaning, must continue in accordance with their terms.

11.2 If either party breaches the terms of this Agreement, the non-breaching party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving 30 days' written notice; provided, however, that such termination shall not be effective if the breach has been cured prior to the expiration of said 30 days.

11.3 Reseller agrees that it shall terminate access to and use of the Licensed Products by any Reseller-Customer who breaches any of its material obligations under the Reseller License Agreement.

11.4 Either of Cipherloc or Reseller may immediately terminate this Agreement in the event the other Party (a) admits in writing its inability to pay its debts as they become due, fails to satisfy any enforceable, final and material judgment against it, or otherwise ceases operation of its business in the ordinary course, (b) is adjudicated bankrupt or becomes insolvent, (c) winds up or liquidates its business voluntarily or otherwise, (d) applies for, consents to or suffers the appointment of, or the taking of possession of by, a receiver, custodian, assignee, trustee, liquidator or similar fiduciary of itself or of all or any substantial portion of its assets, (e) makes a general assignment for the benefit of creditors other than in the ordinary course of financing its ongoing operations, (f) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (g) files a petition seeking to take advantage of any other law providing for the relief of debtors, (h) acquiesces to, or fails to have dismissed, within 30 days, any petition filed against it in any involuntary case pursuant to such bankruptcy laws or (i) takes any action for the purpose of effecting any of the foregoing.

11.5 Upon termination of this Agreement or upon request, each Party shall promptly return to the other all information, property and materials of the other and all copies, in its possession or under its control, regardless of the form, format or media.

11.6 Upon termination or expiration of this Agreement for any reason whatsoever, Reseller further agrees that it shall immediately: (a) cease all use of the Licensed Products and Marks, (b) discontinue all representation or statements from which it might be inferred that any relationship exists between Reseller and Cipherloc and (c) cease to promote, solicit orders for or procure orders for the Licensed Products.

12. Indemnification. Reseller agrees to defend, indemnify and hold harmless, at its own cost and expense, Cipherloc, its affiliates and/or their officers, directors, employees, representatives, suppliers and agents from and against all third-party claims, actions, demands, liabilities, settlements, costs, damages and fees (including attorneys' and other professionals' fees and costs) arising, in whole or in part, or in connection with (a) any actual breach of any Reseller's obligations, representations, warranties and covenants contained in this Agreement, (b) any injuries or damage to persons or property caused by the negligent acts or omissions of Reseller or its personnel or contractors during the course of performing services pursuant to this Agreement, (c) the actual infringement of any patent, copyright, trademark, service mark or misappropriation of any trade secret based on Reseller's access to or use of the Licensed Products or Marks other than as permitted under this Agreement, (d) any alteration, modification, adaptation or other changes to the Licensed Products (or the form, format, sequence, context or substance of any Reseller information, data, content or materials furnished in connection therewith) made by or on behalf of Reseller for the benefit of any Reseller-Customer or otherwise, (e) any claim based on any representations, warranties, agreements or understandings made by Reseller, express or implied, that is inconsistent with or violates any of the terms of this Agreement and (f) any claim brought by any Reseller-Customer based on or arising out of the applicable

Reseller License Agreement not based upon the acts or omissions of Cipherloc; provided, however, that Reseller shall have no obligation under this Section for any claims that would not have arisen but for the use of the Cipherloc Products in combination with the Reseller Products in accordance with the terms and conditions of this Agreement. Reseller shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise; provided, however, that (i) that no settlement or compromise affecting the financial or legal obligations of Cipherloc shall be entered into or agreed to without Cipherloc's prior written approval (such approval not to be unreasonably withheld) and (ii) Cipherloc has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests. In no event will Reseller's aggregate indemnification obligations under this Agreement exceed $5,000,000.

13. <u>Limitation of Liability; Exclusive Remedy</u>. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT A PARTY SHALL, FOR ANY REASON, BE HELD LIABLE FOR DAMAGES HEREUNDER, NOTWITHSTANDING THE FOREGOING LIMITATION, THE MAXIMUM AGGREGATE LIABILITY OF THAT PARTY, EXCEPT WITH RESPECT TO INVOICE PAYMENTS DUE, FOR DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE FEES RECEIVED BY CIPHERLOC FROM RESELLER WITH RESPECT TO THE LICENSED PRODUCTS WHICH GAVE RISE TO THE CLAIM OR ACTION FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS PRIOR TO THE DATE THAT THE CLAIM OR ACTION FIRST AROSE.

14. <u>Miscellaneous</u>.

14.1 Each Party is independent contractor and each Party's personnel are not employees or agents of the other Party for federal, state or other tax purposes or any other purposes whatsoever. Employees, agents and representatives of one Party are not entitled to compensation, employee benefits or other benefits of employment from the other and each Party assumes sole and full responsibility for the acts and omissions of its own employees, agents and representatives. Personnel of one Party have no authority to make representations, commitments, bind or enter into contracts on behalf of or otherwise obligate the other Party in any manner whatsoever. Nothing in this Agreement shall be construed or deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, business entity of any kind or for sharing of profits or losses, nor constitute one Party an agent of the other Party.

14.2 Reseller may not assign, transfer or subcontract this Agreement, or any rights or obligations hereunder, to any other party without Cipherloc's prior written consent and any attempt to do so shall be void ab initio. Consent to assign this Agreement shall not be unreasonably withheld. This Agreement shall be binding upon, and enforceable by, and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.3 All notices shall be in writing and delivered personally, mailed, first class mail, postage prepaid, or delivered by confirmed electronic or digital means, to the addresses set forth at the beginning of this Agreement and to the attention of the signatories hereto, unless, by written notice, a Party changes or supplements the addressee and addresses for giving notice. All notices shall be deemed given on the date personally delivered, when placed in the mail as specified or when electronic confirmation is received.

14.4 Neither party shall be deemed in default of this Agreement, to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any event beyond the reasonable control of such party , including any act of God, fire, earthquake, natural disaster, accident, pandemic, labor unrest, civil disobedience, acts of terrorism or act of government.

14.5 Neither Party shall be entitled to use of the name, service or trademarks, logos or otherwise identify or refer to the other Party unless specifically authorized under this Agreement or otherwise approved by such Party in advance and in writing.

14.6 Notwithstanding anything in this Agreement to the contrary, Reseller acknowledges that the Licensed

Products and the technical data received from Cipherloc in accordance with the terms hereunder may be subject to United States export and import controls, and in the performance of its obligations, Reseller shall at all times and at its own expense strictly comply with all laws, regulations and orders, and agrees to commit no act which, directly or indirectly, would violate any United States law, regulations or order. Reseller agrees that it will not export, re-export, directly or indirectly, any United States origin commodities, technology/technical data or software acquired from Cipherloc, or any direct product of that technical data: (a) in violation of the export laws and regulations of the United States, including but not limited to, the Bureau of Industry and Security Export Administration Regulations and the regulations of the Treasury Department's Office of Foreign Assets Control or any other relevant national government authority, (b) to any country outside of the United States, (c) to any person or firm on any government agencies Restricted Party List, including the U.S. Department of Commerce's Table of Denial Orders or Entities list, or U.S Treasury Department's list of Specially Designated Nationals or (d) for use in any sensitive nuclear, chemical or biological weapons, or missile technology end-uses unless authorized by the U.S. Government by regulation or specific license.

14.7 This Agreement shall be construed and enforced under the substantive laws of the State of Texas, without regard to its conflict of laws provisions. Any legal action of whatever nature by or against the Parties arising out of or related in any respect to the Agreement shall be brought solely in either the United States District Court for the Western District of Texas or the appropriate court of the State of Texas located in Travis County. Each Party hereby consents to (and waives any challenge or objection to) personal jurisdiction in Texas.

14.8 Headings are solely for reference and shall not affect the meaning of any term. The terms "include," "includes," and "including," whether or not capitalized, mean "include, but are not limited to," "includes, but is not limited to," and "including, but not limited to," respectively and are to be construed as inclusive, not exclusive. In the event of an inconsistency or conflict between or among the terms of this Agreement and a Reseller-Customer Term Sheet, the terms of the Reseller-Customer Term Sheet shall take precedence and control. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguityor question of intent or interpretation arises, thisAgreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arisefavoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Ifany part of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will beunimpaired. No amendment, modification, course of conduct or supplement to this Agreement or any of its provisions shall be binding upon the Parties unless made in writing and duly signed by both Parties. No waiver, failure or delay in enforcing any provision, exercising any option or requiring any performance may be construed tobe a continuing waiver or a waiver of that or any other provision in the future.

14.9 Any provision of this Agreement which, either by its terms or to give effect to its meaning must survive the cancellation, expiration or termination of this Agreement.

14.10 This Agreement, together with the Exhibits hereto which are incorporated herein by this reference, constitutes the entire agreement between the Parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CIPHERLOC CORPORATION		Reseller:	ECS Federal, LLC
By:		By:	
Name:	Andrew Borene	Name:	Steven R Hittle
	[Type or Print]		[Type or Print]
Title:	Chief Executive Officer	Title:	Sr. VP / CIO
Date:	March 5, 2020	Date:	03/05/2020

EXHIBIT A
CIPHERLOC PRODUCTS AND CIPHERLOC FEES

As determined on a specific project basis, Cipherloc will provide ECS Federal the following products based on the fully executed Reseller-Customer Term Sheet. Below are the maximum baseline prices which will not be exceeded. Cipherloc may offer ECS discounts regarding the prices below.

Product	License Type	Number of Authorized Users	CipherLoc Fees
Developer's License SDK Encryption Products with Polymorphic Key Progression Algorithm (PKPA)	TBD - Specified by Project Term Sheet (Perpetual, Enterprise, Tiered by Seat, Subscription by Data Volume, or Saas Subscription)	TBD - Specified by Project Term Sheet	Development Fee: $[****] ($[****]) Waived $0.00 Net
Encryption Products with the QuantaNova™ Polymorphic Encryption Core (PEC)	TBD - Specified by Project Term Sheet (Perpetual, Enterprise, Tiered by Seat, Subscription by Data Volume, or Saas Subscription)	TBD - Specified by Project Term Sheet	Volume License Model 1 - 999 Terabytes at $[****]/Gigabyte/year 1 Petabyte - Unlimited at discounted rates
Encryption Product Development and Consulting Services	N/A	For All Projects- Charge engineer fee for projects when asked for development help	$[****]/hour for support activitiesnot requiring a major release orcustomer specific branch $[****]/hour for software development requiring a customer specific branch or major release
Product	**License Type**	**Volume of Data Encrypted**	**CipherLoc Fees**
User License for SDK or Hardware appliance per SOW	Storage Volume License	1 - 999 Terabytes	$[****]/Gigabyte/year
		1 Petabyte - Unlimited	Enterprise License TBD
Product	**License Type**	**Number of Authorized Users**	**CipherLoc Fees**
User License for SDK or Hardware appliance per SOW	Seat License	1-1,000	TBD
		1,001-10,000	TBD
		10,001 - unlimited	TBD
Product	**License Type**	**Number of Authorized Users**	**CipherLoc Fees**
HeyPrivacy™ secured with QuantaNova™ Polymorphic Encryption Core (PEC)	Seat License for Public Sector Customers	1-1,000	$[****]/seat/year
		1,001-10,000	$[****]/seat/year
		10,001 - unlimited	$[****]/seat/year
Product	**License Type**	**Number of Authorized Users**	**CipherLoc Fees**
HeyPrivacy™ secured with QuantaNova™ Polymorphic Encryption	Seat License for Private Sector	1-1,000	$[****]/seat/year
		1,001-10,000	$[****]/seat/year

Core (PEC)		10,001 - unlimited	$[****]/seat/year

EXHIBIT B
STATEMENT OF WORK

Summary:

- CipherLoc will assist ECS Federal, as needed on a specific project basis, in order to deploy the CipherLoc Polymorphic Key Progression Algorithm (PKPA), the QuantaNova™ Polymorphic Encryption Core (PEC), HeyPrivacy™ secured with the QuantaNova™ Polymorphic Encryption Core (PEC), and future encryption goods and services provided by Cipherloc.

CipherLoc Support:

- CipherLoc engineers will be made available to ECS Federal to provide support during implementation phase in the event they are requested.
- Throughout the life of any deployments, CipherLoc's engineering staff will be available for ECS Federal's support according to Exhibit A.

Cipherloc Services:

- Cipherloc will provide the following services (collectively, the "Services") based on drafted project timelines. This is provided as an illustrative example.

Item #	Project Status	Owner	Start	Finish	Duration
1.1	Project Kickoff	Project Mgr			8
2	Data Source Analysis, Architecture and Design				
2.1	Identify all the data sources and use cases in scope	Cipherloc Professional Services			16
2.2	Plan for sizing and volume requirements for all data sources	SaaS Team			N/A
2.3	Analyze the data attributes available for use from each data source	Cipherloc Professional Services			8
2.4	Define super enrichment data elements - Threat intelligence, metadata	Cipherloc Professional Services			8

2.5	Define Authentication	Cipherloc Professional Services			8
2.6	Case Management	Cipherloc Professional Services			8
2.7	RBAC - Rules based Access Control	Cipherloc Professional Services			8
2.8	Validate content CRPs for all data sources	Cipherloc Professional Services			8
2.9	Violation information for each use case	Cipherloc Professional Services			8
3	Infrastructure Delivery and Setup				
3.1	Saas Setup	SaaS Team			N/A
4	Cloudera / Hadoop Healthcheck				
4.1	SaaS Cloudera/Hadoop Setup	SaaS Team			N/A
5	Setup & Verify Connectivity to pull HR Data				
5.1	User Import Configuration	Cipherloc Professional Services			12
5.2	Import PII one time	Cipherloc Professional Services			6
5.3	Verify all attributes	Cipherloc Professional Services			6

5.4	Operationalize to pull in HR data on regular basis	Cipherloc Professional Services			6
5.5	Identity Merging for Multiple HR Feed (Optional)	Cipherloc Professional Services			6
5.6	Setup and Validate Correlation Rules between Data Feeds	Cipherloc Professional Services			6
5.7	Validation of merge import	Cipherloc Professional Services			6
5.8	Operationalize	Cipherloc Professional Services			4
6	Data Import Configuration				
6.1	Configure connection types, resource types and resources. (syslog-ng, db connect, CEF, etc)	Cipherloc Professional Services			20
6.2	Verify/Adjust line filters and regex's	Cipherloc Professional Services			6
6.3	Data attribute mapping	Cipherloc Professional Services			6
6.4	Setup Enrichment configuration and identity correlation rules	Cipherloc Professional Services			8
6.5	Import, verify and operationalize activity data	Cipherloc Professional Services			8

6.6	Optimization of Data Import	Cipherloc Professional Services			20
6.7	Validate data in Spotter - attributes, enriched data, speed at which results are returned.	Cipherloc Professional Services			6
7	Data Insights				
7.1	Deploy CRPs	Cipherloc Professional Services			20
7.2	Validate Results on Data Insights Dashboard	Cipherloc Professional Services			6
7.3	Share preliminary results for feedback with the Customer	Cipherloc Professional Services			6
7.4	Customer Review and Feedback	Cipherloc Professional Services			4
8	Use Case Configuration				
8.1	Verify CRPs	Cipherloc Professional Services			20
8.2	Enable and Schedule Use Cases	Cipherloc Professional Services			4
8.3	Use case Validation	Cipherloc Professional Services			12
8.4	Unit test use case for results	Cipherloc Professional Services			8

8.5	Share preliminary results for feedback with the Customer	Cipherloc Professional Services			4
8.6	Customer Review and Feedback	Cipherloc Professional Services			4
8.7	Operationalizing the environment and configuration of all alerts	Cipherloc Professional Services			4
8.8	Configure Environment Alerts	Cipherloc Professional Services			4
8.9	Set up RBAC, Verify and get customer signoff	Cipherloc Professional Services			8
9	Case Management Configuration				
9.1	Set up case management workflow	Cipherloc Professional Services			8
9.2	Verify case management workflow and get Signoff	Cipherloc Professional Services			4
9.3	Post Install Checkoff	Cipherloc Professional Services			4
	Production Signoff				
		Estimated Hours			326